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                                                                      EXHIBIT 99

                                PRESS RELEASE


FOR IMMEDIATE RELEASE
May 18, 1995


                        CONTACT:  John O. Barwick, III
                             Vice President - Finance
                             (706) 576-3400

                             Janice J. Kuntz
                             A. Brown-Olmstead Associates
                             (404) 659-0919


                 CARMIKE CINEMAS TO ACQUIRE 145 SCREENS FROM
                             CINEPLEX ODEON, INC.



COLUMBUS, Georgia -- Carmike Cinemas (NYSE: CKE) today announced that it has signed an agreement to purchase 145 screens from Cineplex Odeon (NYSE: CPX). The proposed acquisition will be an all-cash transaction, is subject to governmental approval, and is expected to be completed in June.

The 145 screens to be acquired are located in Georgia and Florida. Within Georgia, 52 screens are situated in close proximity to metropolitan Atlanta and 29 are located in various towns throughout the State. The remaining 64 screens are located in six key cities in Florida including Jacksonville, Ocala, Orlando, Tampa, Brandon and Clearwater.

Commenting on the proposed acquisition, Michael W. Patrick, president and chief executive officer of Carmike, stated, "We are very excited about this acquisition. The addition of these screens in Florida and Georgia significantly increases our market presence in these locations and complements our recently completed acquisition of 83 screens from Floyd Theatres in the same two states, and will particularly enhance our presence in central Florida." Patrick continued, "Already positioned as one of the largest motion picture exhibitors in the United States, this acquisition further fortifies our dominant posture in the industry. In addition, when we complete this acquisition, Carmike will operate 2,191 screens in 31 states."

Carmike Cinemas, Inc. is the second largest motion picture exhibitor in the United States in terms of number of theatres and screens operated. The Company currently operates 2,046 screens located in 31 states.